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                                                                   EXHIBIT 99.1


            DSC COMPLETES ACQUISITION OF CELCORE FOR PRIMARILY CASH

Dallas, December 4, 1997 ... DSC Communications Corporation announced today the completion of the acquisition of Celcore, Inc. for approximately $145 million in cash and the assumption of Celcore's outstanding stock options. The acquisition of the Memphis-based GSM and AMPS mobile wireless systems manufacturer follows the signing of a definitive agreement announced in late October of this year.

Originally DSC had offered its common stock for all outstanding shares of Celcore. Both parties subsequently agreed to the cash acquisition. The total purchase price is estimated to be approximately $167 million, which includes the cash consideration, the value of assumed stock options and estimated transaction costs.

Approximately $135 million of the total purchase price will be written off as in-process research and development in the fourth quarter of 1997. The remaining excess of purchase price over net assets acquired will be accounted for as costs in excess of net assets of businesses acquired and amortized over its estimated useful life.

Celcore designs and develops cost-effective wireless telecommunication systems for cellular and PCS applications in low teledensity markets. Its technology development center will remain in Memphis and will be known as the company's cellular infrastructure division.

DSC Communications is a global provider of advanced telecommunications products, including digital switching, transmission, access and network management systems. DSC's integrated network solutions support voice, data and broadband services, such as intelligent networking, wireless and switched digital voice applications. DSC had 1996 annual revenues of approximately
$1.4 billion and is active in more than 60 countries worldwide.

FOR MORE INFORMATION, CONTACT:

DSC Communications
Terry Adams - 972-519-4358
Julie Williams - 972-519-3089
http://www.dsccc.com














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